Filed pursuant to Rule 424(b)(3)
Registration No. 333-239940
PROSPECTUS SUPPLEMENT NO. 82
(to Prospectus dated July 27, 2020)

Nikola Corporation
Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on February 21, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.
Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On February 20, 2024, the closing price of our Common Stock was $0.7055.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 21, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2024
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 581-8888
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On February 14, 2024, the board of directors (the “Board”) of Nikola Corporation (the “Company”) appointed Stephen J. Girsky, the Company’s President and Chief Executive Officer, as the Company’s Acting Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer.
Mr. Girsky, age 61, has served as President and Chief Executive Officer of the Company since August 2023 and a member of the Company’s Board since January 2018. Prior to that, Mr. Girsky served as President, Chief Executive Officer and a director of VectoIQ Acquisition Corp., the Company’s predecessor company, from January 2018 to June 2020. Mr. Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory and investment firm based in New York. Mr. Girsky served in a number of capacities at General Motors Company (NYSE: GM), a vehicle manufacturer (“General Motors”), from November 2009 until July 2014, including Vice Chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, global research & development and global purchasing and supply chain. Mr. Girsky also served on General Motors’ board of directors following its emergence from bankruptcy in June 2009 until June 2016. Mr. Girsky currently serves on the board of directors of Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), a private equity company.
Mr. Girsky will not receive any additional compensation for assuming these interim roles, and no changes will be made to his employment agreement in connection with this appointment, a copy of which was attached as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023.
Mr. Girsky has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2024

NIKOLA CORPORATION

	By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer